Exhibit 10.1

AquaVenture Holdings Limited

January 1, 2019

PERSONAL AND CONFIDENTIAL

Douglas R. Brown

c/o Seven Seas Water Corporation

14400 Carlson Circle

Tampa, FL  33626

Re:  Amendment to Employment Letter

Dear Mr. Brown:

AquaVenture Holdings Limited (“Parent”) and Seven Seas Water Corporation (“SSWC”) are pleased to memorialize the revised terms of your continuing relationships with Parent and its direct and indirect subsidiaries, including SSWC (collectively, the “Company”).  You will continue to serve as the non-executive Chairman of the Board of Directors of Parent (the “Board”), while you are serving as a director of Parent and otherwise at the pleasure of the Board.  You will be employed by SSWC as a continuing executive focusing on business development activities.  You will devote 100% during 2019, and 50% during 2020, of your business time, energies, skills and attention to the business and affairs of the Company, provided that you may engage in other outside activities that (whether individually or in the aggregate) do not materially interfere with the fulfillment of your obligations and responsibilities to the Company and its affiliates.

During 2019, your base salary shall be at the rate of $450,000 per year.  Your base salary for 2020 shall be determined by the Board (or the Compensation Committee thereof).  Your base salary shall be payable in a manner that is consistent with SSWC’s usual payroll practices for senior executives as established or modified from time to time, but, in any event, on no less than a monthly basis.

You will be eligible to receive discretionary bonuses as, and payable when, determined by the Board in its discretion.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of SSWC of similar rank and tenure.  SSWC reserves the right to modify or eliminate its benefit plans from time to time.

On January 31, 2019, you were awarded 43,160 Restricted Share Units (as defined in Parent’s 2016 Share Option and Incentive Plan (the “Plan”)) under the Plan.  The award is subject to the terms and conditions of the Plan and the applicable RSU Award Agreement, which includes a four-year vesting schedule with 25% of such Restricted Share Units to vest one year after the grant date and the remaining 75% of such Restricted Share Units to vest in equal quarterly installments over the following three years.  In addition, notwithstanding anything to the contrary in the Plan or any applicable agreement representing an award under the Plan, all then unvested Restricted Share Units or other Awards (as defined in the Plan) shall vest in full immediately prior to the occurrence of a Change in Control (as defined in Parent’s Key Executive Severance Plan, as amended from time to time (the “Severance Plan”)).  You are required to enter into an RSU Award Agreement in the form to be approved by the Board as a condition to receiving this award.

If the Company terminates your employment other than for Cause (as defined in the Severance Plan), SSWC will continue to pay you your base salary in effect at the time of your termination for 12 months after your termination date, and any additional Restricted Share Units or other Awards that would have vested during the 12 months after your termination date will vest effective as of your termination date.

As a condition of your continued employment and receipt of the aforementioned Restricted Share Unit grant, you will also be required to sign the Company's updated standard agreement regarding confidentiality, proprietary information, inventions, noncompetition and nonsolicitation of customers, suppliers, employees and others having business relationships with the Company and its affiliates.  A copy of this agreement will be made available to you.

Except as expressly provided herein, all the provisions of the Existing Agreement and the other Agreements shall remain in full force and effect.

We are very interested in having you continue with the Company.  We look forward to receiving a response from you acknowledging that you have accepted the revised terms of your continuing relationships with the Company.

Sincerely,

AQUAVENTURE HOLDINGS LIMITED

By:	/s/ Anthony Ibarguen
Anthony Ibarguen
Chief Executive Officer and President

SEVEN SEAS WATER CORPORATION

By:	/s/ Olaf Krohg
Olaf Krohg
Chief Executive Officer

AGREED TO AND ACCEPTED:

By:	/s/ Douglas R. Brown
Douglas R. Brown
Date:	April 17, 2019